Exhibit 99.2

C O R P O R A T E   P A R T I C I P A N T S

Jim Miller, Chairman and Chief Executive Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Gylen Moore

P R E S E N T A T I O N

Operator:

Good morning, everyone and thank you for participating in ImageWare System’s Corporate Update Call to highlight their progress since last update on August 10, 2015.

Joining us today are ImageWare Systems’ Chairman and CEO, Mr. Jim Miller and the Company’s CFO, Mr. Wayne Wetherell.  Following their remarks, we’ll open the call for your questions.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the US Private Securities Litigation Reform Act of 1995.  Words such as "anticipate", "believe", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "predict", "if", "should", and "will" and similar expressions as they relate to ImageWare Systems, Inc. are intended to identify such forward-looking statements.

ImageWare may from time to time update these publicly announced projections but it is not obligated to do so.  Any projections—projection of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, please see ‘Risk Factors’ in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, its quarterly report on Form 10-Q for the quarter ended September 30, 2015, and its other reports filed from the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Readers are cautioned not to place undue reliance on these forward-looking statements which only speak as of the date on which they are made.  I would like to remind everyone that this call will be available for replay through December 17, 2015 starting at 2:00 pm Eastern Time tonight.  A webcast replay will also be available via the link provided in today’s press release, as well as available on the Company’s website at www.iwsinc.com.  Any redistribution, retransmission, or rebroadcast of this call in any way without the expressed written consent of ImageWare Systems, Inc. is strictly prohibited.

Now, I would like to turn the call over to the Chairman and Chief Executive Officer of ImageWare Systems, Mr. Jim Miller.  Sir, please go ahead.

Jim Miller:

Thank you and good morning to you all.  As you saw at the close of the market yesterday, we reported financial results for the third quarter ended September 30, 2015 and I’d like to begin today’s call by speaking first about some specific financial results for the quarter and afterwards I’ll walk you through some recent developments.

In the third quarter of 2015, total revenue increased 29% to $1.2 million compared to $900,000 in the year ago quarter, primarily due to the software and license revenues in connection with the United States Department of Veterans Affairs for the identity management system we created for them over eight years ago.

I’d like to point out that during the quarter we received an award from the VA for a total of $3 million if all options are exercised over the next two years.  There remains a total of $2.6 million left on that order.

Gross margin in the third quarter was essentially unchanged at 72.9% compared to 73% in the year ago quarter.  Net loss in the third quarter was $1.9 million or negative $0.02 per share compared to a net loss of $2.2 million or negative $0.02 per share in the year ago quarter.

At September 30, 2015, cash, cash equivalents totaled $4.9 million compared to $200,000 at December 31, 2014.  That increase is a result of the Company’s convertible preferred offering completed in February 2015.

We continue to make progress on various partnerships.  As we recently announced our partnership with Extenua has advanced to the next stage of the product launch cycle.  This partnership has evolved from testing to agreement to integration and now, official market launch.  The operating cycle of these events is what we’ve expected from the outset of our go-to-market strategy and we will continue to validate this strategy through the advancement of other commercial partnerships.

We have a high number of pilots and opportunities currently in progress that are headed to closure and with the closure of one, depending on size or more, we will generate positive cash flow for the quarter.  If those slip (phon) however our cash flow and profitability targets, will move to the following quarter.

Moving on to specific commercial partnerships; in March we signed a binding agreement with Kuwait-based Agility to create a joint-venture company based in Kuwait, which will sell the IWS product suite throughout the Middle East and other countries such as India, where Agility has existing customers under contract.

Agility is a $5 billion annual revenue company employing over 20,000 people globally and is a leader in the supply chain management space.  We continue our negotiations with Agility in the hope of closing this deal during the current fourth quarter.

Moving on to Extenua; Extenua is a pioneering developer of enterprise security software that simplifies the use and access of cloud storage.  We partnered with them earlier this year to deliver the industry’s first enterprise-grade end-to-end secured cloud storage platform for office and mobile devices.

Our GoVerifyID solution has been integrated with their Cloud2Drive product to help enterprises, both large and small, face security challenges posed with cloud storage.

Just last week we officially launched our joint product on Amazon Web Services (phon). American Systems Corporation along with several United States federal agencies have already signed up as initial users.  We also know and can share with you that Extenua is close to signing several additional users shortly.

As you may recall from our last corporate update, we were in the process of finalizing integration of our GoVerify Extenua’s Cloud2Drive product on another platform.  However, due to customer requirements that could not be met by that platform, Extenua decided to move to Amazon Web Services causing a delay in bringing the product to market and this serves as a perfect example of one of the many hurdles we must sometimes overcome in getting our product to market that are completely out of our control.

In early November, we announced a new partnership with CDW Corporation to provide the GoVerifyID, IWS CloudID to CW customers.

CDW is a leading provider of integrated IT solutions with a large diversified customer base, consisting of private businesses, government entities, educational institutions, and healthcare companies.  This partnership will now offer CDW customers an easily integrated and scalable identity management solution for their devices.  We have completed initial training for CDW sales reps and are commencing joint sales calls with a special emphasis on healthcare and retail customers.

Moving on to our German project; since our last call, we have successfully completed all of our final testing and have approval to proceed.  We have been holding, waiting for the German government to promulgate an E-health regulation and this has finally occurred, requiring the implementation of the project we’re participating in.

We are advised by our partners at Deutsche Telekom that we will begin implementation during the current fourth quarter.  Additionally Deutsche Telekom has begun its initial marketing effort to establish pilot project for payment in the banking industry using our GoVerifyID product in Europe.

(Inaudible) 2016—excuse me, at the end of 2014, we entered into a partnership with TransUnion to integrate their ID manager solutions with our GoVerifyID product allowing ImageWare’s advance fraud prevention capabilities to organization.  Through the relationship customer—consumer identities will be thoroughly analyzed using both biometrics and the new TransUnion ID Manager 2.0 platform.

TransUnion has completed its software upgrade as well as the integration of the IWS GoVerifyID product and has begun to pilot GoVerify internally, so that they will have the product knowledge and experience to support the product when it’s sold to outside customers.  With that being said, we believe they are very close to their first customer.

At Computer Associates or CA, we have received final product certification and CA Technologies is another partner that has now initiated sales activity.  If you take a look at the CA Global website, you will see IWS products are featured in a number of places.  We continue to jointly call on a number of selected financial institutions that are current users of the CA Single Sign-On software that is integrated with our GoVerifyID product.

It’s also worth noting that this week we are presenting at CA World in one of their core exhibition areas as a featured product.

Our global contract with Fujitsu to jointly market cloud-based multi-biometric identity management continues to make progress.  Fujitsu is aggressively marketing our product and has a number of client opportunities underway in Japan and South Korea.  ImageWare has completed the integration of the Fujitsu PalmSecure biometric Palm Vein algorithm in our GoCloudID and GoVerifyID solution in order to extend our software suite to Fujitsu’s current Palm Vein customer base.

Fujitsu has pilots underway with the several of their large customers, as well as several internal pilots within their organization.  We expect these pilots will move to revenue generating systems during the first part of 2016.

At Lockheed Martin, in the beginning June we entered into a three-year licensing agreement under which we were to integrate our biometric engine into the Lockheed Martin cloud-based multimodal biometric IDHaystack Identity as a service platform.  Lockheed Martin has been offering the Identity service to the federal government and other customers through its FedRAMP-approved government community cloud, where it is one of three approved vendors to the United States government.

The integration efforts of IDHaystack has neared completion as Lockheed Martin continues to make some small additions on their end to the joint product.  During this integration process, Lockheed has already started discussions with various government bodies.  There can no argument that Lockheed is a world-class company and we believe that this serves as yet another example that we continue to be recognized as the go-to-company for cloud-based mulitmodal identification management services as our large partners begin to navigate the emerging business opportunity that is biometric identity management.

In July we executed an agreement with OnlineAuction.com to provide ImageWare’s patented GoVerifyID mobile biometric security software to their 200,000 online auction members.  Online Auction also known as OLA.com provides online auctioning services throughout the world via the Internet and is expecting a significant expansion as it begins service to the Asia-Pacific market place.  OLA members will access their accounts via biometric authentication of their identity using voice and facial recognition.

Integration of the GoVerifyID has begun and we anticipate completion by the end of this year 2015.

In summary, we continue to believe that we have the right products, we are in the right place and this is the right time, especially as commercial and consumer adoption gains traction across the globe.

The growing need for biometric solutions is further demonstrated by the organizations around the globe that experience security breaches each and every day.  These indisputable trends drive our strong outlook for ImageWare as we look to leverage our commercial partners to reach millions of users across the globe.

Now I’d like to open it up for some of your questions.

Operator:

Thank you.  If you would like to ask a question please signal by pressing star, one on your telephone keypad.  If you’re using a speaker phone, please make sure mute function is turned off to allow your signal to reach our equipment.  Again star, one to ask a question.

We’ll take our first question from Gylen Moore.

Gylen Moore:

Oh, okay.  Would you please address the news item that was on the Internet on October 29 or the 30th and then taken off on October 31, saying that Fujitsu have created a technology that does not need a server for Fujitsu’s new login system and he—they’re saying it will be superior to the finger and eye login.  I’d like to hear your comments on that.

Jim Miller:

Well I’ll just say that the ImageWare Fujitsu relationship is one that has—is very, very strong and we are working on a number of different biometrics, not just finger based or voice but we’ve just integrated their Palm Vein which is their own flagship biometric algorithm.

I think what you’re referring to and I’m not entirely certain sir, is a technology that Fujitsu touted that is really—and I know there is a lot of noise in this marketplace, sometimes it’s easily—it’s easy to be confused about these things, but what they’re touting has literally a very little or nothing to do with biometric identity management.  It is not a replacement for it.  It is not a real alternative to it.  It is still years away from being a real technology.

So we’re pretty comfortable that that’s going to have zero impact on where we’re going and what we’re doing with Fujitsu and as I said Fujitsu has a number of pilot projects already significantly down the road and underway.  So I just think it has no effect on us at all.

Operator:

At this time, this concludes our question-and-answer session.  I would now like to turn the call back over to Mr. Miller for closing remarks.

Jim Miller:

Well, thank you.  There’s a lot of very exciting prospects at ImageWare and we have a number of active pilot programs which are moving us very close to hitting critical mass.  We continue our drive to be cash flow positive in the fourth quarter and based upon the expectations to closing deals and the pilots we have in progress, we fully expect that 2016 will be a very profitable year for ImageWare.

As always, we’d like to thank everyone for joining.  We appreciate your time, your ongoing support.  We look forward to speaking to you along the way and when we report our fourth quarter results next March.

Thank you all, again, for your time today.

Operator:

That concludes today’s conference.  We appreciate your participation.